As filed with the Securities and Exchange Commission on July 13, 2023

Registration No. 333-264294

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 3

to Form F-1

on

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PropertyGuru Group Limited

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	7389	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Paya Lebar Quarter

1 Paya Lebar Link

#12-01/04

Singapore 408533

+65 6238 5971

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Telephone: +1 (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Sharon Lau, Esq.

Stacey Wong, Esq.

Latham & Watkins LLP

9 Raffles Place

#42-02 Republic Plaza

Singapore 048619

+65 6536 1161

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On April 14, 2022, PropertyGuru Group Limited (the “Company”) filed a registration statement on Form F-1 (File No. 333-264294) (as amended, the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on June 1, 2022.

On September 30, 2022 and March 15, 2023, the Company filed Post-Effective Amendments No. 1 and No. 2 to the Registration Statement to (i) include the Company’s consolidated financial statements for the periods required by Item 8.A of Form 20-F (in each case, at the time of each post-effective amendment) as well as (ii) to withdraw and remove from registration the offer and sale of certain securities identified therein and to update certain other information in the Registration Statement.

This Post-Effective Amendment No. 3 to the Registration Statement on Form F-3 is being filed by the Company to convert the Registration Statement into a registration statement on Form F-3 and to update certain other information in the Registration Statement. The information included in this Post-Effective Amendment No. 3 updates the Registration Statement and the prospectus contained therein.

No additional securities are being registered under this Post-Effective Amendment No. 3. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 13, 2023

PRELIMINARY PROSPECTUS

PROPERTYGURU GROUP LIMITED

PRIMARY OFFERING OF

15,795,035 ORDINARY SHARES

SECONDARY OFFERING OF

149,193,490 ORDINARY SHARES,

12,960,000 WARRANTS TO PURCHASE ORDINARY SHARES AND

12,960,000 ORDINARY SHARES UNDERLYING WARRANTS

This prospectus relates to the issuance from time to time by PropertyGuru Group Limited, a Cayman Islands exempted company with limited liability, or “we”, “us”, “our”, the “Company”, of up to 12,960,000 of our ordinary shares, par value $0.0001 per share (“ordinary shares”), which are issuable upon the exercise of 12,960,000 of our warrants offered hereby issued to certain of the Selling Securityholders (as defined below) and up to 2,835,035 ordinary shares upon the exercise of share options and vesting of restricted stock units held by certain of our directors and executive officers.

This prospectus also relates to the offer and sale, from time to time, by the selling shareholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of: (i) up to 162,153,490 of our ordinary shares issued to the Selling Securityholders, as described below (which includes up to 12,960,000 ordinary shares issuable upon the exercise of 12,960,000 of our warrants offered hereby issued to certain of the Selling Securityholders, as described below); and (ii) up to 12,960,000 of our warrants issued to certain of the Selling Securityholders, as described below.

The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We do not know when or in what amounts the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all or none of the securities offered by this prospectus.

We will not receive any proceeds from the sale of any securities by the Selling Securityholders, except with respect to amounts received by us upon exercise of warrants by holders thereof to the extent that such warrants are exercised for cash, which amount of aggregate proceeds, assuming the exercise of all warrants, could be up to $149,040,000.00. There is no assurance that our warrants will be in the money prior to their expiration or that the holders of the warrants will elect to exercise any or all of such warrants. We believe the likelihood that warrant holders will exercise their warrants, and therefore any cash proceeds that we may receive in relation to the exercise of the warrants overlying shares being offered for sale in this prospectus, will be dependent on the trading price of our ordinary shares. If the market price for our ordinary shares is less than the exercise price of $11.50 per ordinary share for our warrants, we believe warrant holders will be unlikely to exercise their warrants. See “Use of Proceeds.” We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Our ordinary shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “PGRU.” On July 11, 2023, the last reported sale price of our ordinary shares as reported on NYSE was $4.49 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              2023.

You should rely only on the information contained in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE

Available Information

We file reports and other information with the SEC. The SEC maintains a web site that contains reports, information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

You may also obtain information about us by visiting our website at www.propertygurugroup.com. Information contained on our website is not part of this prospectus.

Incorporation By Reference

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	the Company’s Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on April 25, 2023; and

•

the description of the Company’s ordinary shares contained in the Company’s registration statement on Form F-1 (Registration No. 333-264294), filed with the SEC on April 14, 2022, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, including any reports on Form 6-K that we specifically identify in such forms as being incorporated by reference, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

i

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

PropertyGuru Group Limited

Paya Lebar Quarter

1 Paya Lebar Link, #12-01/04

Singapore 408533

Attention: Legal Department

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

You should rely only on the information that we incorporate by reference or provide in this prospectus or any accompanying prospectus supplement. We have not authorized anyone else to provide you with different information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which we operate as well as any information concerning possible or assumed future results of our operations. Such forward-looking statements are based on available current market material and our management’s expectations, beliefs and forecasts concerning future events impacting us. Factors that may impact such forward-looking statements include:

•	The overall economic environment, the property market and general market and economic conditions in the jurisdictions in which we operate;

•	Our ability to grow market share in our existing markets or any new markets we may enter;

•	Our ability to execute our growth strategy, manage growth and maintain our corporate culture as we grow;

•	Our ability to successfully execute on acquisitions, integrate acquired businesses and to realize efficiencies or meet growth aspirations inherent in the decision to make a specific acquisition;

•

Increased competition in the residential real estate industry in Singapore, Vietnam, Malaysia, Thailand and Indonesia (our “Priority Markets”), the actions of our competitors in each of its markets and consequent impact on profitability;

•	Declines in residential real estate transaction volumes in our Priority Markets;

•	Changes in our fee structure or rates;

•	The failure to realize anticipated efficiencies through our technology and business model;

•	Costs associated with enhancements of our products;

•	Our ability to continue to adjust its offerings to meet market demand, attract users to our platform and grow its ecosystem;

•	The regulatory environment and changes in laws, regulations or policies in the jurisdictions in which we operate;

•	Political instability in the jurisdictions in which we operate;

•

Developments related to the COVID-19 pandemic, including, among others, with respect to stay-at-home orders, social distancing measures, the success of vaccine rollouts, numbers of COVID-19 cases and the occurrence of new COVID-19 strains that might evade existing control measures and lead to the worsening or extension of adverse economic or movement control measures;

•	Anticipated technology trends and developments and our ability to address those trends and developments with our products and offerings;

•

The ability to protect our information technology systems and platforms against security breaches (which includes physical and/or cybersecurity breaches either by external actors or rogue employees) or otherwise protect confidential information or platform users’ personally identifiable information;

•	The safety, affordability, convenience and breadth of our platform and offerings;

•

Man-made or natural disasters, including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that affect our business or assets;

•	The loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;

•	Exchange rate fluctuations;

•	Changes in interest rates or rates of inflation;

•	Legal, regulatory and other proceedings;

•	Tax laws and the interpretation and application thereof by tax authorities in the jurisdictions where we operate; and

•	The other matters described in the section titled “Risk Factors.”

The foregoing list of factors is not exhaustive. The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 pandemic and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We will not and do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes thereto, and the other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

Unless otherwise stated or the context otherwise requires, all references in this subsection to the “Company”, “we,” “us” or “our” refer to the business of PropertyGuru Group Limited and its subsidiaries, which prior to the Business Combination was the business of PropertyGuru Pte. Ltd. and its subsidiaries.

The Company

We are the leading PropTech company in Southeast Asia, with leading Engagement Market Shares in Singapore, Vietnam, Malaysia and Thailand, based on SimilarWeb data between July 2022 and December 2022. Our mission is to help people make confident property decisions through relevant content, actionable insights and world-class service. Our platforms provide: (1) online property listings to match buyers, sellers, tenants and landlords; (2) digital and marketing services for developers; (3) a digital mortgage marketplace and brokerage; (4) a data services business for enterprise clients including property agencies, developers, valuers and banks; (5) sales process and workflow automation software for developers; and (6) an online marketplace that connects homeowners and tenants with verified home service providers.

We leverage data and technology to create a trusted and transparent digital property marketplace. Our digital property classifieds marketplaces provide agents, developers and property seekers access to sales and rental listings, data and online tools to help them with their property goals throughout their property journey. We primarily do this by connecting home buyers and renters with agents and developers on our desktop and mobile app platforms, which are underpinned by data analytics and compelling experience design. Our customers are primarily agents and developers who advertise residential and commercial properties for sale or rent in our Priority Markets.

Our home mortgage marketplace, PropertyGuru Finance, matches property buyers in Singapore to suitable mortgages that are advertised by banks on our platform and brokered by us. In connection with our mortgage brokerage business, we have referral arrangements with a number of major banks in Singapore, which allows us to offer property buyers competitive bank rates and service with our trusted partner banks.

Our data services business provides data, insights and intelligent software to real estate agents and agencies, property developers, valuers, banks and other enterprise clients. We provide market and property insights to agents through our client portal (AgentNet), where clients are able to track the transactions and market prices of properties. We provide proprietary data and workflow solutions, valuation tools and market intelligence to developers, agents, banks and property valuers through our property market and analytics tool, PropertyGuru DataSense, our cloud-based property valuation solutions, ValueNet and ProxyPrice, and our SaaS-based sales automation solution, PropertyGuru FastKey.

We also operate the PropertyGuru Asia Property Awards, our awards and events business. In 2022, we sourced entries from thirteen markets across Asia and organized awards ceremonies in seven of these markets to assess and honor top developers for their achievements. Our Awards categories include residential and commercial developments, architecture, design, sustainable building techniques and corporate social responsibility. In addition to generating a strong revenue stream from our developer customer base, our awards and events business allows us to strengthen relationships with key industry players, which we believe creates long-term strategic benefits for PropertyGuru.

We built our presence in Southeast Asia through organic growth and strategic acquisitions to enhance our revenue growth and diversify our offerings. Our organic growth has been driven by our focus on expanding our marketplace through innovation, and developing new products and solutions that help us stay ahead of the evolving needs of our markets. These innovations include PropertyGuru Lens, an app that allows users to search for property in the real world through their smart phone camera, and PropertyGuru StoryTeller, an immersive content experience to help Singapore real estate developers market and sell their offerings virtually. We also integrate various premium products into our platforms to allow agents to further differentiate and enhance their listings, such as Turbo, which provides increased listing exposure through listing placement at the top of the search, larger photos and additional content. In 2022 we launched a premium form of credit, “Prime Credits”, that allows agents in Singapore and Malaysia to book, reserve and extend “Featured Agent” slots, which provide agents with exposure in a particular development or area, and agents in Singapore to use the “Promoted Listings” tool, which enhances visibility of property listings to property seekers searching for properties with similar criteria. As a step toward driving greater trust and transparency in our marketplace business, we launched “Agent Ratings and Reviews” in 2022, which allows property seekers to provide star-ratings and written reviews of agents’ service quality, knowledge and expertise, marketing skills, and negotiation.

Our strategic acquisitions have sought to extend the depth and reach of our products and services. Since the end of 2019, we have made transformative investments in technology, products and markets that we believe will further strengthen our market leadership and accelerate our growth through the recovery from the COVID-19 pandemic. In December 2020, we acquired MyProperty Data Sdn Bhd (“MyProperty Data”), a Malaysia-focused data analytics platform. In August 2021, through our acquisition of the Project Panama Entities, we acquired iProperty’s (a subsidiary of REA Group) Malaysia and Thailand digital property marketplace businesses, iProperty.com.my and thinkofliving.com, to solidify our leadership in those markets, as well as Brickz.my, an online data platform that adds data analytics capabilities in Malaysia. In October 2022, we acquired Sendhelper, a Singapore home services technology company. The acquisition represents our entry into the home services industry and is in line with our growth strategy of expanding into adjacencies while investing in our core marketplaces business towards creation of a digital property ecosystem for all our stakeholders in Southeast Asia. With the addition of Sendhelper, we aim to become a one-stop destination for property seekers to not only find, finance and own their dream home but also manage and maintain it.

In December 2022, we launched our enterprise solutions brand, PropertyGuru For Business, which includes a unified service and proprietary data solutions, event solutions and marketing services to guide enterprise clients such as property developers, agencies, banks, valuers, city planners and policy makers. PropertyGuru For Business works with property stakeholders to improve systems in markets where it operates by championing and enabling digitalization so that all property stakeholders can leverage deeper insights to make more confident decisions in a more transparent property ecosystem.

We believe we are uniquely positioned to capture the significant opportunities created by favorable, long-term macro tailwinds of urbanization, growing affluence and digitalization in Southeast Asia. We currently operate in a market that encompasses advertising and marketing expenditure by agents/ agencies, and marketing expenditure from developers. This is a large addressable market that has continued to expand due to economic tailwinds, favorable consumer trends and a growing real estate advertising market across our Priority Markets. We have 16 years of offering property information across Southeast Asia while the PropTech industry emerged in the region. We have leading market shares in Singapore, Vietnam, Malaysia and Thailand in terms of Engagement Market Share, based on SimilarWeb data.

Our headquarters are in Singapore. Our platform connects more than 37 million property seekers1 to almost 60,000 agents2 monthly in our digital property marketplace of more than 2.9 million real estate listings3.

Corporate Information

PropertyGuru Group Limited, or the “Company”, is an exempted company with limited liability incorporated under the laws of Cayman Islands on July 14, 2021. The Company was formed for the sole purpose of effectuating the Business Combination contemplated by the Business Combination Agreement, which was consummated on March 17, 2022.

Prior to the Business Combination, the Company had no material assets and did not conduct any material activities other than those incidental to its formation and the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings.

The mailing address of the Company’s principal executive office is Paya Lebar Quarter, 1 Paya Lebar Link, #12-01/04, Singapore 408533, and our telephone number is +65 6238 5971. Our principal website address is www.propertygurugroup.com. We do not incorporate the information contained on, or accessible through, our websites into this prospectus, and you should not consider it a part of this prospectus.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We are an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An emerging growth company may take advantage of specified exemptions from various requirements that are otherwise applicable generally to U.S. public companies. These provisions include:

•	reduced executive compensation disclosure;

•	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved;

•

an exemption from compliance with the requirement of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements; and

•

an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to the company’s internal control over financial reporting.

We currently prepare our financial statements in accordance with IFRS as issued by the IASB, which do not have separate provisions for publicly traded and private companies. However, in the event we convert to U.S. GAAP in the future while we are still an emerging growth company, we may be able to take advantage of the benefits of Section 107 of the JOBS Act, which provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. We may choose to take advantage of some but not all of these reduced reporting burdens.

We will remain an emerging growth company until the earliest of:

•	the last day of our fiscal year during which we have total annual revenue of at least $1.235 billion;

•	the last day of our fiscal year following the fifth anniversary of the closing of the Business Combination;

[1]	Based on Google Analytics data between October 2022 and March 2023.
[2]	Based on data between January 2023 and March 2023.
[3]	Based on data between October 2022 and March 2023.

•	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or

•

the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

In addition, we report under the Exchange Act as a “foreign private issuer.” As a foreign private issuer, we may take advantage of certain provisions under the rules that allow us to follow Cayman Islands law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•

the rules under the Exchange Act requiring the filing with the U.S. Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

•	Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

Foreign private issuers, like emerging growth companies, also are exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies:

•	the majority of our executive officers or directors are U.S. citizens or residents;

•	more than 50% of our assets are located in the United States; or

•	our business is administered principally in the United States.

Summary of Risk Factors

Investing in our securities entails a high degree of risk as more fully described under “Risk Factors.” You should carefully consider such risks before deciding to invest in our securities. These risks include, but are not limited to, the following:

•

Global economic conditions have been and continue to be challenging and have had, and may continue to have, an adverse effect on financial markets, the health of the real estate industry in our Priority Markets and the economy in general;

•	We have a history of losses, and it may not achieve or maintain profitability in the future;

•	Our business is dependent on our ability to attract new, and retain existing, customers and consumers to our platform in a cost-effective manner;

•	We do not have long-term contracts with most of our customers, and most of our customers may terminate their contracts on short notice;

•	Our decision to launch new product or service offerings and increase the prices of our products and services may not achieve the desired results;

•

Any failure to protect our information technology systems and platforms against security breaches (which includes physical and/or cybersecurity breaches either by external actors or rogue employees) or otherwise protect our confidential information or our platform users’ personally identifiable information could damage our reputation and brand and adversely affect our business, reputation, financial condition and results of operations;

•	Uncertainties with respect to laws and regulations in the countries in which we operate could adversely affect our business, financial condition and results of operations;

•

If our customers do not make valuable contributions to our platform or fail to meet consumers’ expectations, we may experience a decline in the number of consumers accessing our platform and consumer engagement, which could adversely affect our business, financial condition and results of operations;

•	We may not be able to attract a sufficient level of traffic to our websites and applications;

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We operate in a highly competitive and rapidly changing industry, which could impair our ability to attract users of our products, which could adversely affect our business, results of operations and financial condition;

•	COVID-19 has adversely affected our business and may continue to adversely affect our business;

•	Our business is subject to legal and regulatory risks and changes in regulatory requirements and governmental policy that could have an adverse impact on our business and prospects;

•	Regulations regarding environmental matters and climate change may affect us by substantially increasing our costs and exposing us to potential liability;

•	Our ability to attract, train and retain executives and other qualified employees is critical to our business, results of operations and future growth;

•	We depend on our agents business for a significant portion of our revenue;

•	Our operations and investments are located in Southeast Asia and we are therefore exposed to various risks inherent in operating and investing in the region;

•

Our strategic investments and acquisitions may not bring anticipated benefits, may pose integration challenges and may divert the attention of management, and we may not be successful in pursuing future investments and acquisitions;

•	We may not be successful in implementing our growth strategies and our business could suffer if we do not successfully manage our growth;

•	We may need to raise additional capital to grow our business and we may not be able to raise additional capital on terms acceptable to us, or at all.

•	The market price and trading volume of our ordinary shares and warrants may be volatile and could decline significantly;

•

The securities being offered in this prospectus represent a substantial percentage of our outstanding ordinary shares, and the sales of such securities could cause the market price of our ordinary shares to decline significantly, even if our business is doing well; and

•

The other risks and uncertainties discussed in “Risk Factors” elsewhere in this prospectus or the risk factors described in our most recent annual report on Form 20-F, which is incorporated herein by reference.

THE OFFERING

Ordinary shares issuable by us	15,795,035 ordinary shares.

Ordinary shares offered by the Selling Securityholders	up to 162,153,490 ordinary shares of the Company, par value $0.0001 per share, comprising:

•	up to 13,193,068 ordinary shares issued to the PIPE Investors;

•	up to 133,165,387 ordinary shares issued to certain shareholders in connection with the Business Combination;

•	up to 2,835,035 ordinary shares issuable by us upon the exercise of share options and vesting of restricted stock units held by certain of our directors and executive officers; and

•	up to 12,960,000 ordinary shares issuable upon the exercise of up to 12,960,000 warrants offered hereby.

Warrants offered by the Selling Securityholders	up to 12,960,000 warrants of the Company, the exercise of which will result in the issuance of 12,960,000 ordinary shares at a price of $11.50 per ordinary share.

There is no assurance that our warrants will be in the money prior to their expiration or that the holders of the warrants will elect to exercise any or all of such warrants. We believe the likelihood that warrant holders will exercise their warrants, and therefore any cash proceeds that we may receive in relation to the exercise of the warrants overlying shares being offered for sale in this prospectus, will be dependent on the trading price of our ordinary shares. If the market price for our ordinary shares is less than the exercise price of $11.50 per ordinary share for our warrants, we believe warrant holders will be unlikely to exercise their warrants.

Terms of existing warrants	Each existing warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per ordinary share. Whenever the number of ordinary shares in the Company is adjusted (for example, in the event of a capitalization, subdivision or aggregation of ordinary shares), the exercise price of the warrants will be adjusted (to the nearest cent) by multiplying such exercise price by a fraction (x) the numerator of which shall be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of ordinary shares so purchasable immediately thereafter. Our existing warrants expire on March 17, 2027 at 5:00 p.m., New York City time.

Ordinary shares issued and outstanding prior to the exercise of the warrants	162,580,269 ordinary shares based on ordinary shares issued and outstanding as of March 31, 2023.

Warrants issued and outstanding	12,960,000 warrants, the exercise of which will result in the issuance of 12,960,000 ordinary shares.

Use of proceeds	All of the ordinary shares and warrants of the Company offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

However, we will receive up to an aggregate of $149,040,000.00 from the exercise of warrants being offered for sale in this prospectus, assuming the exercise of 12,960,000 warrants for cash at an exercise price of $11.50 per ordinary share.

Dividend policy	The Company has never declared or paid any cash dividends. The Company’s board of directors will consider whether or not to institute a dividend policy. It is presently intended that the Company will retain its earnings for use in business operations and, accordingly, it is not anticipated that the Company’s board of directors will declare dividends in the foreseeable future. The Company has not identified a paying agent.

Risk factors	Investing in the ordinary shares and warrants of the Company involves a high degree or risk. See “Risk Factors”, the other information included in this prospectus, and the other risk factors contained in the documents incorporated by reference herein, including our Annual Report, for a discussion of factors you should carefully consider before deciding to invest in the ordinary shares and warrants of the Company.

Market for our ordinary shares	Our ordinary shares are listed on the NYSE under the symbol “PGRU”.

Except where otherwise stated, the number of ordinary shares that will be outstanding immediately after this offering is based on 162,580,269 ordinary shares issued and outstanding prior to the exercise of the warrants as of March 31, 2023 and excludes:

•	1,320,459 ordinary shares issuable upon the exercise of options outstanding under the New 2016 Plan as of March 31, 2023;

•	1,649,877 ordinary shares issuable upon the exercise of options outstanding under the New 2018 Plan as of March 31, 2023;

•

115,850 ordinary shares issuable upon the exercise of options outstanding and 129,279 ordinary shares issuable upon the vesting of RSUs (including ordinary shares underlying vested RSUs which are awaiting issuance) under the New NED Plan as of March 31, 2023;

•	3,674,101 ordinary shares issuable upon the vesting of RSUs (including ordinary shares underlying vested RSUs which are awaiting issuance) under the New Omnibus Plan as of March 31, 2023; and

•	28,304 ordinary shares issuable upon the vesting of RSUs (including ordinary shares underlying vested RSUs which are awaiting issuance) under the New RSU Plan as of March 31, 2023.

RISK FACTORS

You should carefully consider the risk factors described in our most recent annual report on Form 20-F, which is incorporated herein by reference, the risk factor set forth below and the risk factors that are described in any accompanying prospectus supplement and any applicable free writing prospectus and in other documents incorporated by reference into this prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to this Offering

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our ordinary shares and warrants to fall.

The Selling Securityholders can sell, under this prospectus, up to (a) 162,153,490 ordinary shares (including ordinary shares underlying warrants, options and RSUs) constituting approximately 90.9% of our ordinary shares issued and outstanding together with the ordinary shares underlying warrants, share options and restricted stock units held by the Selling Securityholders as of March 31, 2023; and (b) 12,960,000 warrants constituting approximately 100.0% of our issued and outstanding warrants as of March 31, 2023. In addition, other holders of our securities may sell such securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. Sales of a substantial number of ordinary shares and/or warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our ordinary shares and warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our ordinary shares and warrants.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2022.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

As of December 31, 2022
(S$ in thousands)
Cash and cash equivalents	309,233

Indebtedness
Lease liabilities, including current portion	12,443
Warrant liabilities	4,775

Total Indebtedness	17,218
Shareholders’ equity/(deficit)
Share capital	1,081,320
Reserves	1,516
Accumulated losses	(448,576)

Total shareholders’ equity	634,260

Total capitalization	651,478

USE OF PROCEEDS

All of the ordinary shares and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of $149,040,000.00 from the exercise of the warrants being offered for sale in this prospectus at an exercise price of $11.50 per ordinary share, assuming the exercise in full of 12,960,000 warrants for cash. There is no assurance that our warrants will be in the money prior to their expiration or that the holders of the warrants will elect to exercise any or all of such warrants. We believe the likelihood that warrant holders will exercise their warrants, and therefore any cash proceeds that we may receive in relation to the exercise of the warrants overlying shares being offered for sale in this prospectus, will be dependent on the trading price of our ordinary shares. If the market price for our ordinary shares is less than the exercise price of $11.50 per ordinary share for our warrants, we believe warrant holders will be unlikely to exercise their warrants. To the extent that any warrants are exercised on a “cashless basis” under the limited circumstances in which such exercises are permitted, the amount of cash we would receive from the exercise of the warrants will decrease. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes, which may include acquisitions or other strategic investments. We will have broad discretion over the use of any proceeds from the exercise of the warrants.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING SECURITYHOLDERS

This prospectus relates to the offer and sale, from time to time, by the selling shareholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of: (i) up to 162,153,490 of our ordinary shares, par value $0.0001 per share, issued to the Selling Securityholders, as described below (which includes up to 12,960,000 ordinary shares issuable upon the exercise of 12,960,000 of our warrants offered hereby issued to certain of the Selling Securityholders, as described below); and (ii) up to 12,960,000 of our warrants issued to certain of the Selling Securityholders, as described below.

The securities covered by this prospectus include (i) 13,193,068 ordinary shares issued to certain investors in private placements pursuant to the PIPE Subscription Agreements (as defined herein) consummated in connection with the Business Combination, (ii) 133,165,387 ordinary shares issued to certain shareholders in connection with the Business Combination, (iii) 2,835,035 ordinary shares issuable by us upon the exercise of share options and vesting of restricted stock units held by certain of our directors and executive officers, and (iv) 12,960,000 warrants issued to the Sponsor in connection with the Business Combination pursuant to the Business Combination Agreement and the Amended and Restated Assignment, Assumption and Amendment Agreement (as defined herein), at an exercise price of $11.50 per ordinary share, the exercise of which will result in the issuance of 12,960,000 ordinary shares. In addition, this prospectus relates to the offer and sale of up to 12,960,000 ordinary shares issuable by us upon exercise of 12,960,000 warrants offered hereby.

The following table sets forth the names of the Selling Securityholders, the number of ordinary shares (including ordinary shares underlying warrants, options and RSUs) and warrants owned by each of them as of March 31, 2023, the maximum number of ordinary shares (assuming exercise of all of the warrants, options and RSUs owned by such Securityholder) and warrants which may be offered pursuant to this prospectus, and the number and percentage of ordinary shares and warrants to be owned by each Selling Securityholder assuming all of the ordinary shares (assuming exercise of all of the warrants, options and RSUs owned by the Selling Securityholders) and warrants which may be offered by such Selling Securityholder pursuant to this prospectus are sold. The “Percentage of Ordinary Shares Owned Before the Offering” column is computed on the basis of 162,580,269 ordinary shares issued and outstanding together with the ordinary shares underlying warrants, share options and restricted stock units held by the Selling Securityholders as of March 31, 2023.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of their ordinary shares, or warrants, as applicable. The Selling Securityholders may offer all or part of the ordinary shares or warrants for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Because the Selling Securityholders may offer all, some or none of their securities, no definitive estimate as to the number of ordinary shares or warrants, as applicable, that will be held by the Selling Securityholders after an offering can be provided. A Selling Securityholder may sell or otherwise transfer all, some or none of such securities in any offering. See “Plan of Distribution.” We will not receive any of the proceeds from the sale of the ordinary shares or warrants sold by the Selling Securityholders.

The ordinary shares owned by each Selling Securityholder in the table below includes all ordinary shares underlying the warrants, options and RSUs held by such Selling Securityholder.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to ordinary shares beneficially owned by them.

Except as described in the footnotes to the table below, none of the Selling Securityholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of his or her ownership of shares of equity securities. This information is based upon information provided by the Selling Securityholders. Selling Securityholders information for each additional Selling Securityholders, if any, will be set forth in a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s ordinary shares or warrants, as applicable, pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholders and the number of ordinary shares or warrants, as applicable, registered on its behalf.

	Securities Owned Before the Offering				Securities to be Sold		Securities Owned After the Offering
Name of Selling Securityholder	Ordinary Shares(1)	%(2)	Warrants	%	Ordinary Shares	Warrants	Ordinary Shares(1)	%(2)	Warrants	%
PIPE Investors
Akaris Global Partners, LP(3)	500,000	*	—	—	500,000	—	—	—	—	—
Entities affiliated with Naya Capital Management UK Limited(4)	1,849,000	1.1%	—	—	1,849,000	—	—	—	—	—
Quantum Partners LP(5)	151,000	*	—	—	151,000	—	—	—	—	—
Oxbow Master Fund Limited(6)	680,947	*	—	—	680,947	—	—	—	—	—
Vittoria Fund - OC, L.P(7)	199,053	*	—	—	199,053	—	—	—	—	—
Employees Provident Fund Board(8)	1,800,000	1.1%	—	—	1,800,000	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for Amanah Saham Bumiputera 3—Didik(9)	155,430	*	—	—	155,430	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for Amanah Saham Malaysia(10)	515,340	*	—	—	515,340	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for Amanah Saham Malaysia 2—Wawasan(11)	515,340	*	—	—	515,340	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for Amanah Saham Nasional(12)	47,160	*	—	—	47,160	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for ASN Equity 2(13)	36,270	*	—	—	36,270	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for ASN Equity 3(14)	84,870	*	—	—	84,870	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for ASN Equity 5(15)	14,130	*	—	—	14,130	—	—	—	—	—

	Securities Owned Before the Offering				Securities to be Sold		Securities Owned After the Offering
Name of Selling Securityholder	Ordinary Shares(1)	%(2)	Warrants	%	Ordinary Shares	Warrants	Ordinary Shares(1)	%(2)	Warrants	%
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for ASN Imbang (Mixed Asset Balanced) 1(16)	48,060	*	—	—	48,060	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for ASN Imbang (Mixed Asset Balanced) 2(17)	61,830	*	—	—	61,830	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for ASN Imbang (Mixed Asset Balanced) 3 Global(18)	123,570	*	—	—	123,570	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for ASN Sara (Mixed Asset Conservative) 1(19)	132,030	*	—	—	132,030	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for ASN Sara (Mixed Asset Conservative) 2(20)	65,970	*	—	—	65,970	—	—	—	—	—
Pacific Horizon Investment Trust plc(21)	1,000,000	*	—	—	1,000,000	—	—	—	—	—
RSS Limited (formerly Red Square Singapore Limited)(22)	20,000	*	—	—	20,000	—	—	—	—	—
Sponsor and affiliates
Hertford Ventures Limited(23)	15,835,965	9.4%	6,480,000	50.0%	15,835,965	6,480,000	—	—	—	—
Samuel Altman(24)	5,000	*	—	—	5,000	—	—	—	—	—
John R Hass(25)	5,000	*	—	—	5,000	—	—	—	—	—
In Joon Hwang(26)	5,000	*	—	—	5,000	—	—	—	—	—
Kenneth Ng(27)	5,000	*	—	—	5,000	—	—	—	—	—
Steven Teichman(28)	264,241	*	—	—	264,241	—	—	—	—	—
Daniel Wong(29)	947,097	*	—	—	947,097	—	—	—	—	—
BTN Investments 2 LLC(30)	10,205,197	6.0%	6,480,000	50.0%	10,205,197	6,480,000	—	—	—	—
Fong Yan Kit Derek(31)	15,000	*	—	—	15,000	—	—	—	—	—
Lun Mei Yan May(32)	15,000	*	—	—	15,000	—	—	—	—	—
Shanti Foo(33)	5,000	*	—	—	5,000	—	—	—	—	—
Thong Hei Wa Jacqueline(34)	17,500	*	—	—	17,500	—	—	—	—	—
Poon Yik Tung(35)	10,000	*	—	—	10,000	—	—	—	—	—
Company Shareholders							—	—	—	—
TPG Investor Entities(36)	48,497,728	29.8%	—	—	48,497,728	—	—	—	—	—
KKR Investor(37)	43,475,124	26.7%			43,475,124	—	—	—	—	—
REA Asia Holding Co. Pty Ltd(38)	28,183,294	17.3%	—	—	28,183,294	—	—	—	—	—

	Securities Owned Before the Offering				Securities to be Sold		Securities Owned After the Offering
Name of Selling Securityholder	Ordinary Shares(1)	%(2)	Warrants	%	Ordinary Shares	Warrants	Ordinary Shares(1)	%(2)	Warrants	%
Directors and Executive Officers									—	—
Olivier Lim(39)	484,919	*	—	—	484,919	—	—	—	—	—
Hari V. Krishnan(40)	2,245,678	1.4%	—	—	2,245,678	—	—	—	—	—
Jennifer Macdonald(41)	133,974	*	—	—	133,974	—	—	—	—	—
Stephen Nicholas Melhuish(42)	2,910,138	1.8%	—	—	2,910,138	—	—	—	—	—
Melanie Wilson(43)	79,460	*	—	—	79,460	—	—	—	—	—
Joe Dische(44)	779,438	*	—	—	779,438	—	—	—	—	—
Rachna Bhasin(45)	28,737	*	—	—	28,737
Total	162,153,490	90.9%	12,960,000	100.0%	162,153,490	12,960,000	—	—	—	—

*	Less than 1%.
(1)	The number of ordinary shares listed for each Selling Securityholder assumes the exercise of all of the warrants and options and vesting of all RSUs held by such Selling Securityholder.
(2)

In calculating the percentages of ordinary shares outstanding, (a) the numerator is calculated by adding the number of ordinary shares held by such Selling Securityholder and the number of ordinary shares issuable upon the exercise of warrants, options and RSUs held by such Selling Securityholder (if any); and (b) the denominator is calculated by adding the total aggregate number of ordinary shares outstanding, the number of ordinary shares issuable upon the exercise of warrants, options and RSUs held by such Selling Securityholder, if any (but not the number of ordinary shares issuable upon the exercise of warrants, options and RSUs held by any other Selling Securityholder).

(3)

Consists of (i) 235,000 ordinary shares purchased in the PIPE Financing and held directly held by Akaris Global Partners Master, LP and (ii) 265,000 ordinary shares purchased in the PIPE Financing and held directly held by Star-V Partners LLC. The business address of Akaris Global Partners Master, LP and each of the foregoing entities is 330 Madison Ave., 20th floor, New York, NY 10017.

(4)

Consists of (a) 1,112,000 shares of Common Stock purchased in the PIPE Financing and held directly held by Naya Master Fund LP., (b) 137,400 shares of Common Stock purchased in the PIPE Financing and held directly held by Naya 1740 Fund Ltd., (c) 216,800 shares of Common Stock purchased in the PIPE Financing and held directly held by Nayawood LP., and (d) 382,800 shares of Common Stock purchased in the PIPE Financing and held directly held by Naya Coldwater Master Fund Ltd. The address of each of the entities is c/o Naya Capital Management UK Limited, 103 Mount Street, London, W1K 2TJ, United Kingdom.

(5)	The address of Quantum Partners LP is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town KY1-9008, Cayman Islands.
(6)	The principal business address of Oxbow Master Fund Limited is Unit 1602, Prosperity Tower, 39 Queen’s Road Central, Central, Hong Kong.
(7)	The principal business address of Vittoria Fund - OC, L.P is Unit 1602, Prosperity Tower, 39 Queen’s Road Central, Central, Hong Kong.
(8)	Employees Provident Fund Board’s head office address is Bangunan KWSP, Jalan Raja Laut, 50350 Kuala Lumpur, Malaysia.
(9)	The business address of AmanahRaya Trustees Berhad-Amanah Saham Bumiputera 3 - Didik is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(10)	The business address of AmanahRaya Trustees Berhad-Amanah Saham Malaysia is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(11)	The business address of AmanahRaya Trustees Berhad-Amanah Saham Malaysia 2 - Wawasan is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(12)	The business address of AmanahRaya Trustees Berhad-Amanah Saham Nasional is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(13)	The business address of AmanahRaya Trustees Berhad-ASN Equity 2 is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.

(14)	The business address of AmanahRaya Trustees Berhad-ASN Equity 3 is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(15)	The business address of AmanahRaya Trustees Berhad-ASN Equity 5 is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(16)	The business address of AmanahRaya Trustees Berhad-ASN Imbang (Mixed Asset Balanced) 1 is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(17)	The business address of AmanahRaya Trustees Berhad-ASN Imbang (Mixed Asset Balanced) 2 is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(18)	The business address of AmanahRaya Trustees Berhad-ASN Imbang (Mixed Asset Balanced) 3 Global is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(19)	The business address of AmanahRaya Trustees Berhad-ASN Sara (Mixed Asset Conservative) 1 is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(20)	The business address of AmanahRaya Trustees Berhad-ASN Sara (Mixed Asset Conservative) 2 is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(21)

Pacific Horizon Investment Trust plc (“PH”) is a public limited company incorporated under the laws of England. PH’s address is c/o Baillie Gifford & Co., Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, United Kingdom. Shares offered hereby consist of 1,000,000 ordinary shares held by PH. As agent for PH, Baillie Gifford & Co. may be deemed to share the power to direct the disposition and vote of, and therefore own the shares held by PH. Baillie Gifford & Co. disclaims beneficial ownership of all shares held by PH.

(22)	RSS Limited’s address is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands.
(23)

Includes (i) 2,455,965 ordinary shares directly held by Hertford Ventures Limited, (ii) 6,480,000 warrants to purchase ordinary shares on a one-for-one basis and (iii) 3,650,000 ordinary shares held by FWD Life Insurance Public Company Limited and 3,250,000 ordinary shares held by FWD Life Insurance Company Limited. Each of FWD Life Insurance Public Company Limited and FWD Life Insurance Company Limited may be deemed to be an affiliate of Hertford Ventures Limited. Hertford Ventures Limited is wholly-owned by Ace Holdings Management Limited, the beneficial owner of which is Mr. Richard Li. The business address of Hertford Ventures Limited is 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.

(24)	Mr. Samuel Altman’s business address is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.
(25)	Mr. John R Hass’s business address is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.
(26)	Mr. In Joon Hwang’s business address is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.
(27)	Mr. Kenneth Ng’s business address is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.
(28)	Mr. Steven Teichman’s business address is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.
(29)	Mr. Daniel Wong’s business address is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.
(30)

Includes (i) 3,725,197 ordinary shares and (ii) 6,480,000 warrants to purchase ordinary shares on a one-for-one basis, directly held by BTN Investments 2 LLC. Mr. Peter Thiel is the sole beneficial owner of BTN Investments 2 LLC and may be deemed to beneficially own the shares held by such limited liability company. The address of BTN Investments 2 LLC is 1209 Orange Street, Wilmington, Delaware 19801. The address of Mr. Peter Thiel is c/o Thiel Capital LLC, 9200 Sunset Boulevard, Suite 1110, West Hollywood, California 90069.

(31)	Mr. Fong Yan Kit Derek’s business address is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.
(32)	Ms. Lun Mei Yan May’s business address is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.
(33)	Ms. Shanti Foo’s business address is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.
(34)	Ms. Thong Hei Wa Jacqueline’s business address is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.
(35)	Ms. Poon Yik Tung’s business address is c/o 38/F Champion Tower, 3 Garden Road, Central, Hong Kong.
(36)

Consists of 37,443,401 ordinary shares directly held by TPG Asia VI SF Pte. Ltd., a company formed under the laws of Singapore, and 11,054,327 ordinary shares directly held by TPG Asia VI Digs 1 L.P., a Cayman Islands limited partnership (together with TPG Asia VI SF Pte. Ltd., the “TPG Investor Entities”). The sole shareholder of TPG Asia VI SF Pte. Ltd. is TPG Asia VI SF AIV, L.P., a Prince Edward Island limited partnership, whose general partner is TPG Asia GenPar VI, L.P., a Cayman Islands limited partnership (“TPG

Asia GenPar VI”), whose general partner is TPG Asia GenPar VI Advisors, Inc., a Cayman Islands exempted company, whose sole shareholder is TPG Operating Group I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG GPCo, Inc., a Delaware corporation, whose controlling shareholder is TPG Inc., a Delaware corporation, whose shares of Class B common stock (which represent a majority of the combined voting power of the common stock) are held by TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, whose managing member is TPG GP A, LLC, a Delaware limited liability company. The general partner of TPG Asia VI Digs 1 L.P. is TPG Asia VI SPV GP, LLC, a Cayman Islands limited liability company, whose sole member is TPG Asia GenPar VI. TPG GP A, LLC is owned by entities owned by David Bonderman, James G. Coulter and Jon Winkelried. Messrs. Bonderman, Coulter and Winkelried may therefore be deemed to beneficially own the securities held by the TPG Funds. Messrs. Bonderman, Coulter and Winkelried disclaim beneficial ownership of the securities held by the TPG Funds except to the extent of their pecuniary interest therein. The address of each of the TPG Funds, TPG GP A, LLC and Messrs. Bonderman, Coulter and Winkelried is c/o TPG Inc., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(37)

Consists of 43,475,124 ordinary shares directly held by the KKR Investor. The sole shareholder of the KKR Investor is Epsilon Asia Holdings I Pte. Ltd., which is majority-controlled by KKR Asia III Fund Investments Pte. Ltd. KKR Asian Fund III L.P. (as the sole shareholder of KKR Asia III Fund Investments Pte. Ltd.); KKR Associates Asia III SCSp (as the general partner of KKR Asian Fund III L.P.); KKR Asia III S.à.r.l. (as the general partner of KKR Associates Asia III SCSp); KKR Asia III Holdings Limited (as the sole shareholder of KKR Asia III S.à.r.l.); KKR Group Partnership L.P. (as the sole shareholder of KKR Asia III Holdings Limited); KKR Group Holdings Corp. (as the general partner of KKR Group Partnership L.P.); KKR Group Co. (as the sole shareholder of KKR Group Holdings Corp.); KKR & Co. Inc. (as the sole shareholder of KKR Group Co. Inc.); KKR Management LLP (as the Series I preferred stockholder of KKR & Co. Inc.) and Messrs. Henry R. Kravis and George R. Roberts (as the founding partners of KKR Management LLP) may also be deemed to be the beneficial owners having shared voting power and shared investment power over the securities described in this footnote. The principal business address of each of the entities and persons identified in this footnote, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, Suite 7500, New York, New York 10001. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(38)

REA Asia Holding Co. Pty Ltd (“REA”) is a wholly-owned subsidiary of REA Group, an Australian public company limited by shares listed on the Australian Stock Exchange (ASX: REA). The registered address of REA is 511 Church Street, Richmond, Victoria, 3121, Australia.

(39)	Mr. Olivier Lim’s business address is Paya Lebar Quarter 1, Paya Lebar Link, #12-01/04, Singapore 408533.
(40)	Mr. Hari Krishnan’s business address is Paya Lebar Quarter 1, Paya Lebar Link, #12-01/04, Singapore 408533.
(41)

Consists of 111,086 ordinary shares held by Hethersett Holdings Pty. Ltd. as trustee for the Selkirk Park Family Trust, a trust that was established for the benefit of Ms. Macdonald. The registered address of Hethersett Holdings Pty. Ltd. is 2A Brandling Lane, Alexandria, NSW 2015, Australia.

(42)

Includes (i) 187,730 ordinary shares held as trustee for The Jaemily Trust, with respect to which Mr. Melhuish may be deemed to beneficially own, and (ii) 2,722,408 ordinary shares held by Planet Rise Group Limited, whose sole member is Mr. Melhuish. Mr. Melhuish disclaims beneficial ownership of the ordinary shares held as trustee for The Jaemily Trust. The registered address of Planet Rise Group Limited is Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands.

(43)

Ms. Wilson has shared voting and investment power with Mr. Paul Wilson with respect to 22,709 ordinary shares beneficially owned by Ms. Wilson. Ms. Melanie Wilson’s business address is Paya Lebar Quarter 1, Paya Lebar Link, #12-01/04, Singapore 408533.

(44)	Mr. Joe Dische’s business address is Paya Lebar Quarter 1, Paya Lebar Link, #12-01/04, Singapore 408533.
(45)	Ms. Rachna Bhasin’s business address is Paya Lebar Quarter 1, Paya Lebar Link, #12-01/04, Singapore 408533.

TAXATION

Certain Material U.S. Federal Income Tax Considerations for U.S. Holders

The following discussion describes certain material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in our ordinary shares or warrants. This discussion applies only to U.S. Holders that hold our ordinary shares or warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or (the “Code”), and that have the U.S. Dollar as their functional currency.

This discussion is based on the tax laws of the United States, including the Code, as in effect on the date hereof and on U.S. Treasury regulations as in effect or, in some cases, as proposed, on the date hereof, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. This summary does not address any estate or gift tax consequences, the alternative minimum tax, the Medicare tax on net investment income or any state, local, or non-U.S. tax consequences. The following discussion neither deals with the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations such as:

•	banks;

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to mark to market;

•	U.S. expatriates;

•	tax-exempt entities;

•	persons holding our ordinary shares or warrants as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

•	persons that actually or constructively (including through the ownership of our warrants) own 10% or more of our share capital (by vote or value);

•	persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

•	persons who acquired our ordinary shares or warrants pursuant to the exercise of any employee share option or otherwise as compensation;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our ordinary shares or warrants being taken into account in an applicable financial statement; or

•	pass-through entities, or persons holding our ordinary shares or warrants through pass-through entities.

INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN OUR ORDINARY SHARES OR WARRANTS.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are the beneficial owner of our ordinary shares or warrants and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or other arrangement treated as a partnership for U.S. federal income tax purposes holds our ordinary shares or warrants, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Passive Foreign Investment Company

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will generally be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income (such as interest income); or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which we own, directly or indirectly, 25% or more (by value) of the stock.

Based on the current and anticipated value and composition of our income and assets, including the income and assets of our subsidiaries, we do not expect that we will be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or for foreseeable future years. Whether we are a PFIC for any taxable year, however, is a factual determination that must be made annually after the close of the taxable year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ordinary shares, our PFIC status may depend in part on the market price of our ordinary shares, which may fluctuate significantly. In addition, our PFIC status may depend on how quickly we use the cash we received in the Business Combination and any future cash we receive including upon exercise of the warrants. Therefore there can be no assurance that we will not be classified as a PFIC for the current taxable year or for any future taxable year. No rulings from the U.S. Internal Revenue Service, or the IRS have been or will be sought with respect to our status as a PFIC. If the IRS were to assert that, contrary to our expectation, we are a PFIC in the current taxable year or a future year, there would be adverse tax consequences to investors, including those described below. Potential investors are strongly advised to consult their own advisors regarding the consequences to them if we were to be considered a PFIC.

If we are a PFIC for any taxable year during your holding period for our ordinary shares (or under proposed U.S. Treasury regulations, our warrants), we generally will continue to be treated as a PFIC with respect to your investment in our ordinary shares or warrants for all succeeding years during which you hold our ordinary shares or warrants, and, although subject to uncertainty, potentially our ordinary shares received upon exercise of such warrants. Certain elections (such as a deemed sale election) may be available under certain circumstances.

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” (as defined below) you receive and any gain you realize from a sale or other disposition (including a pledge) of our ordinary shares or warrants, unless you make a valid “mark-to-market” election as discussed below, which may not be available for the warrants. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period;

•	the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of our ordinary shares or warrants cannot be treated as capital gains, even if you hold our ordinary shares or warrants as capital assets.

If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs, you may be deemed to own a proportionate interest in such lower-tier PFICs that are directly or indirectly owned by us, and you may be subject to the adverse tax consequences described above with respect to the shares of such lower-tier PFICs you would be deemed to own. As a result, you may incur liability for any excess distribution described above if we receive a distribution from our lower-tier PFICs or if any shares in such lower- tier PFICs are disposed of (or deemed disposed of). You should consult your tax advisor regarding the application of the PFIC rules to any of our subsidiaries.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a valid mark-to-market election for our ordinary shares, you will include in income for each year that we are treated as a PFIC with respect to you an amount equal to the excess, if any, of the fair market value of our ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of our ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on our ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of our ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on our ordinary shares, as well as to any loss realized on the actual sale or disposition of our ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such ordinary shares previously included in income. Your basis in our ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions we make would generally be subject to the rules discussed below under “—Taxation of Dividends and Other Distributions on our Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations, and may not include our warrants. Our ordinary shares are listed on the NYSE. Because a mark-to-market election may not be available for equity interests in any lower-tier PFICs we own, you generally will continue to be subject to the PFIC rules with respect to your indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. The NYSE is a qualified exchange, but there can be no assurance that the trading in our ordinary shares will be sufficiently regular to qualify our ordinary shares as marketable stock. You should consult your tax advisor as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, if a non-U.S. entity treated as a corporation is a PFIC, a holder of shares in that entity may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a “qualified electing fund” election to include in income its share of the entity’s income on a current basis. However, you may make a qualified electing fund election with respect to your ordinary shares only if we furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information. A qualified electing fund election may not be available for our warrants regardless of whether we provide such information.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621. If we are a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you. You are urged to consult your tax advisor regarding the application of the PFIC rules to an investment in ordinary shares or warrants.

YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT ON YOUR INVESTMENT IN OUR ORDINARY SHARES OR WARRANTS IF WE WERE TO BE CONSIDERED A PFIC AS WELL AS THE APPLICATION OF THE PFIC RULES AND THE POSSIBILITY OF MAKING A MARK-TO-MARKET ELECTION.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the PFIC rules discussed above, the gross amount of any distributions we make to you (including the amount of any tax withheld) with respect to our ordinary shares generally will be includible in your gross income as dividend income on the date of receipt, but only to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your ordinary shares, and then, to the extent such excess amount exceeds your tax basis in your ordinary shares, as capital gain. We currently do not, and we do not intend to, calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, dividends may be taxed at the lower capital gain rates applicable to “qualified dividend income,” provided (i) our ordinary shares are readily tradable on an established securities market in the United States (such as the NYSE), (ii) we are neither a PFIC nor treated as such with respect to you (as discussed above) for either the taxable year in which the dividend was paid or the preceding taxable year, (iii) certain holding period requirements are met and (iv) you are not under an obligation to make related payments with respect to positions in substantially similar or related property.

Any dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our ordinary shares will generally constitute “passive category income.” The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor regarding the availability of a foreign tax credit in your particular circumstances.

Constructive Dividends on our Ordinary Shares or Warrants

If the exercise price of our warrants is adjusted in certain circumstances (or in certain circumstances, there is a failure to make adjustments or a failure to make adequate adjustments), that adjustment (or failure to adjust) may result in the deemed payment of a taxable dividend to a U.S. Holder of the warrants or our ordinary shares. Any such constructive dividend will be taxable generally as described above under “Taxation of Dividends and Other Distributions on our Ordinary Shares.” Generally, a U.S. Holder’s tax basis in our ordinary shares or the warrants will be increased to the extent of any such constructive dividend. It is not entirely clear whether a constructive dividend deemed paid to a non-corporate U.S. Holder could be “qualified dividend income” as discussed above under “Taxation of Dividends and Other Distributions on our Ordinary Shares.” U.S. Holders should consult their tax advisers regarding the proper U.S. federal income tax treatment of any adjustments to (or failure to adjust or adjust adequately) the exercise price of the warrants.

We are currently required to report the amount of any constructive dividends on our website or to the IRS and to holders not exempt from reporting. The IRS has proposed regulations addressing the amount and timing of constructive dividends, as well as, obligations of withholding agents and filing and notice obligations of issuers in respect of such constructive dividends. If adopted as proposed, the regulations would generally provide that (i) the amount of a constructive dividend is the excess of the fair market value of the right to acquire stock immediately after the exercise price adjustment over the fair market value of the right to acquire stock (after the exercise price adjustment) without the adjustment, (ii) the constructive dividend occurs at the earlier of the date the adjustment occurs under the terms of the instrument and the date of the actual distribution of cash or property that results in the constructive dividend and (iii) we are required to report the amount of any constructive dividends on our website or to the IRS and to all holders (including holders that would otherwise be exempt from reporting). The final regulations will be effective for constructive dividends occurring on or after the date of adoption, but holders and withholding agents may rely on them prior to that date under certain circumstances.

Taxation of Disposition of our Ordinary Shares or Warrants

Subject to the PFIC rules discussed above, upon a sale or other disposition of our ordinary shares or warrants, you will generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (including the amount of any tax withheld) and your tax basis in such ordinary shares or warrants.

Any gain or loss on the sale or other disposition of our ordinary shares or warrants will generally be treated as U.S. source income or loss and treated as long-term capital gain or loss if your holding period in our ordinary shares or warrants at the time of the disposition exceeds one year. Long-term capital gain of non-corporate U.S. Holders generally will be subject to U.S. federal income tax at reduced tax rates. The deductibility of capital losses is subject to significant limitations.

Taxation of Exercise or Expiration of our Warrants

Except as discussed below with respect to the cashless exercise of a warrant, in general, you will not be required to recognize income, gain or loss upon exercise of our warrants by payment of the exercise price. Your tax basis in our ordinary shares received upon exercise of our warrants will be equal to the sum of (1) your tax basis in the warrants exchanged therefor and (2) the exercise price of the warrants. Your holding period in our ordinary shares received upon exercise generally will commence on the day after you exercise the warrants.

If the warrants expire without being exercised, you will recognize a capital loss in an amount equal to your tax basis in the warrants. Such loss will be long-term capital loss if, at the time of the expiration, your holding period in the warrants is more than one year. The deductibility of capital losses is subject to limitations.

The tax consequences of a cashless exercise of a warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, your basis in the ordinary shares received would equal your basis in the warrants exercised therefor. If the cashless exercise is not treated as a realization event, your holding period in the ordinary shares would be treated as commencing on the date following the date of exercise of the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the ordinary shares would include the holding period of the warrants exercised therefor.

It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “—Taxation of Disposition of our Ordinary Shares or Warrants.” In such event, you could be deemed to have surrendered a number of warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. You would recognize capital gain or loss in an amount generally equal to the difference between (i) the fair market value of the warrants deemed surrendered and (ii) your tax basis in such warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the ordinary shares received would equal the sum of (i) U.S. Holder’s tax basis in the warrants deemed exercised and (ii) the exercise price of such warrants. A U.S. Holder’s holding period for the ordinary shares received in such case generally would commence on the date following the date of exercise of the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of warrants.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to our ordinary shares or warrants and proceeds from the sale, exchange or redemption of our ordinary shares or warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9. You should consult your tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Information with respect to Foreign Financial Assets

Certain U.S. Holders may be required to report information relating to an interest in our ordinary shares or warrants, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions). U.S. Holders who fail to report the required information could be subject to substantial penalties, and, in such circumstances, the statute of limitations for assessment of tax could be suspended, in whole or part. You should consult your tax advisor regarding the effect, if any, of this requirement on your ownership and disposition of our ordinary shares.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT ABOVE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN OUR ORDINARY SHARES OR WARRANTS.

Cayman Islands Tax Considerations

The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of ordinary shares and warrants, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares and/or warrants. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any shares and/or warrants under the laws of their country of citizenship, residence or domicile.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of ordinary shares or warrants in the Company will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of ordinary shares or warrants in the Company, nor will gains derived from the disposal of the ordinary shares or warrants in the Company be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of ordinary shares or warrants in the Company or on an instrument of transfer in respect of an ordinary share or warrants in the Company, save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

The Company is incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Governor in Cabinet of the Cayman Islands in the following form:

The Tax Concessions Law

Undertaking as to Tax Concessions

In accordance with Section 6 of the Tax Concessions Law the following undertaking is hereby given to the Company (the “Company”):

(a)	That no Law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable

(i)	on or in respect of the shares debentures or other obligations of the Company; or

(ii)	by way of the withholding in whole or part of any relevant payment as defined in the Tax Concessions Law.

These concessions shall be for a period of TWENTY years from the 19th day of July 2021.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

PLAN OF DISTRIBUTION

We are registering the issuance by us of (i) 12,960,000 ordinary shares that may be issued upon the exercise of our warrants; and (ii) and up to 2,835,035 ordinary shares that may be issued upon the exercise of share options and vesting of restricted stock units held by certain of our directors and executive officers. We are also registering the resale of (i) up to 162,153,490 ordinary shares issued to certain of the Selling Securityholders (which includes up to 12,960,000 ordinary shares issuable upon the exercise of 12,960,000 of our warrants offered hereby issued to certain of the Selling Securityholders, as described below); and (ii) up to 12,960,000 of our warrants issued to certain of the Selling Securityholders.

We will not receive any proceeds from any sale by the Selling Securityholders of the securities being registered hereunder, except with respect to amounts received by us upon exercise of our warrants to the extent such warrants are exercised for cash. See “Use of Proceeds.” We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

The Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or warrants received after May 6, 2022 from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or warrants on any stock exchange, market or trading facility on which the shares or warrants are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of shares or warrants:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares or warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the ordinary shares or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In connection with the sale of our ordinary shares or warrants, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the warrants or ordinary shares in the course of hedging the positions they assume. The Selling Securityholders may also sell our ordinary shares or warrants short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares or warrants to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, our ordinary shares or warrants to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares or warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares or warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares or warrants in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the ordinary shares and warrants offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

The Company is an exempted company incorporated in the Cayman Islands and therefore, located outside of the United States. Some of our directors, executive officers and persons discharging managerial responsibilities, and certain experts named in this prospectus, reside outside the U.S. A substantial portion of our assets and the assets of those non-resident persons are located outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon us or those persons or to enforce against us or them, either inside or outside the U.S., judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the U.S., in any action predicated upon civil liability provisions of the federal securities laws of the U.S. Both in original actions and in actions for the enforcement of judgments of U.S. courts, there is doubt as to whether civil liabilities predicated solely upon the U.S. federal securities laws are enforceable in the Cayman Islands.

LEGAL MATTERS

Walkers (Singapore) Limited Liability Partnership has passed upon the validity of the securities offered by this prospectus with respect to the ordinary shares in the Company and matters of Cayman Islands law. Latham & Watkins LLP, has passed upon the validity of the securities offered by this prospectus with respect to the validity of the warrants under New York law.

EXPERTS

The financial statements as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers LLP, a Singapore-registered accounting limited liability partnership, is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate and independent legal entity. The registered address of PricewaterhouseCoopers LLP is 7 Straits View #12-00, Singapore 018936.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware, 19711.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Expenses Related To The Offering

We estimate that our expenses in connection with the offer and sale of our securities by the Selling

Securityholders, will be as follows:

Expenses	Amount
SEC registration fee	$128,642.74**
FINRA filing fee	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Total	$128,642.74

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.
**	Previously paid

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

Item 8. Indemnification of Directors and Officers.

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Amended Articles provide that every director and officer (but not including the company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of our company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning our company or our affairs in any court whether in the Cayman Islands or elsewhere.

We have also entered into indemnification agreements with our directors under law, pursuant to which we have agreed to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements will be subject to certain customary restrictions and exceptions.

In addition, we maintain, and are obligated to establish and maintain for at least six years, standard and tail policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 9. Exhibits and Financial Statements.

(a)	Exhibits

Exhibit Number	Description

2.1	Business Combination Agreement, dated as of July 23, 2021, by and among Bridgetown 2, the Company, Amalgamation Sub and PropertyGuru (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form F-4 (File No. 333-261517), filed with the SEC on January 24, 2022).

3.1	Amended and Restated Memorandum and Articles of Association of the Company (incorporated by reference to Exhibit 1.1 to the Company’s Form 20-F, filed with the SEC on March 23, 2022).

4.1	Specimen ordinary share certificate of the Company (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-4 (File No. 333-261517), filed with the SEC on January 24, 2022).

4.2	Specimen Bridgetown 2 warrant certificate in respect of Bridgetown 2 Warrants assumed by the Company and converted into a warrant of the Company (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form F-4 (File No. 333-261517), filed with the SEC on January 24, 2022).

4.3	Warrant Agreement, dated January 25, 2021, by and between Bridgetown 2 and Sponsor (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form F-4 (File No. 333-261517), filed with the SEC on January 24, 2022).

4.4	Amended and Restated Assignment, Assumption and Amendment Agreement, dated as of December 1, 2021, by and among Bridgetown 2, the Company, Sponsor and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form F-4 (File No. 333-261517), filed with the SEC on January 24, 2022).

5.1#	Opinion of Walkers (Singapore) Limited Liability Partnership as to validity of ordinary shares and warrants of the Company.

5.2#	Opinion of Latham & Watkins LLP relating to warrants.

10.1	REA Subscription Agreement, dated as of July 23, 2021, by and among Bridgetown 2, the Company and REA Asia Holding Co. Pty Ltd. (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form F-4 (File No. 333-261517), filed with the SEC on January 24, 2022).

10.2	Company Holders’ Support and Lock-Up Agreement, dated as of July 23, 2021, by and among Bridgetown 2, the Company, PropertyGuru and the other parties named therein (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form F-4 (File No. 333-261517), filed with the SEC on January 24, 2022).

10.3	Sponsor Support and Lock-Up Agreement and Deed, dated as of July 23, 2021, by and among Bridgetown 2, the Company and PropertyGuru (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form F-4 (File No. 333-261517), filed with the SEC on January 24, 2022).

Exhibit Number	Description

10.4	Registration Rights Agreement, dated as of July 23, 2021, by and among Bridgetown 2, Sponsor, the Company and the undersigned parties listed as “Holders” thereto (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form F-4 (File No. 333-261517), filed with the SEC on January 24, 2022).

10.5	New Employee Stock Option Plan 2016 (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form F-4 (File No. 333-261517), filed with the SEC on January 24, 2022).

10.6	New Employee Stock Option Plan 2018 (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-4 (File No. 333-261517), filed with the SEC on January 24, 2022).

10.7	New Non-Executive Directors Share Plan (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form F-4 (File No. 333-261517), filed with the SEC on January 24, 2022).

10.8	New Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-4 (File No. 333-261517), filed with the SEC on January 24, 2022).

10.9	New Restricted Stock Units Plan (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form F-4 (File No. 333-261517), filed with the SEC on January 24, 2022).

10.10	Form of Indemnification Agreement between the Company and each executive officer of the Company (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form F-4 (File No. 333-261517), filed with the SEC on January 24, 2022).

10.11	Shareholders’ Agreement (incorporated by reference to Exhibit 3.1 to the Company’s Form 20-F, filed with the SEC on March 23, 2022).

14.1#	Code of Business Conduct and Ethics.

21.1#	List of subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Registration Statement on Form F-1 (File No. 333-264294), filed with the SEC on March 15, 2023).

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2#	Consent of Walkers (Singapore) Limited Liability Partnership (included in Exhibit 5.1).

23.3#	Consent of Latham & Watkins LLP (included in Exhibit 5.2).

23.4#	Consent of Chandler MHM Limited (included in Exhibit 99.1).

23.5#	Consent of Russin & Vecchi (included in Exhibit 99.2).

24.1*	Power of Attorney (included on the signature page to this registration statement).

99.1#	Opinion of Chandler MHM Limited regarding certain Thai matters.

99.2#	Opinion of Russin & Vecchi regarding certain Vietnamese matters.

107#	Filing Fee Table

#	Previously filed
*	Filed herewith

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form F–3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form F–3, is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20–F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F03, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A of Form 20–F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or

(x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(6)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on July 13, 2023.

PROPERTYGURU GROUP LIMITED

By:	/s/ Hari V. Krishnan
Name:	Hari V. Krishnan
Title:	Chief Executive Officer and Managing Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Hari V. Krishnan as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Hari V. Krishnan Hari V. Krishnan	Chief Executive Officer and Managing Director (principal executive officer)	July 13, 2023

/s/ Joe Dische Joe Dische	Chief Financial Officer (principal financial officer and principal accounting officer)	July 13, 2023

/s/ Olivier Lim Olivier Lim	Chair and Independent Director	July 13, 2023

/s/ Rachna Bhasin Rachna Bhasin	Independent Director	July 13, 2023

/s/ Jennifer Macdonald Jennifer Macdonald	Independent Director	July 13, 2023

/s/ Melanie Wilson Melanie Wilson	Independent Director	July 13, 2023

/s/ Stephen Melhuish Stephen Melhuish	Co-Founder and Director	July 13, 2023

Signature	Capacity	Date

/s/ Dominic Picone Dominic Picone	Director	July 13, 2023

/s/ Ashish Shastry Ashish Shastry	Director	July 13, 2023

/s/ Owen Wilson Owen Wilson	Director	July 13, 2023

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of PropertyGuru Group Limited, has signed this registration statement in the City of Newark, State of Delaware, on July 13, 2023.

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Authorized Representative